UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2024

Primo Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-31410	99-3483984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1150 Assembly Drive, Suite 800 Tampa, Florida 33607	900 Long Ridge Road, Building 2 Stamford, Connecticut 06902

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (813) 544-8515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	PRMB	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Primo Brands Corporation (the “Company”) on November 8, 2024 (the “Original Filing”) solely to include the Cover Page Interactive Data File and update Exhibit 21.1. Except as noted in this paragraph, no other information contained in the Original Filing is amended or supplemented.

Introductory Note

On November 8, 2024, Primo Brands Corporation (formerly known as Triton US HoldCo, Inc.), a Delaware corporation (the “Company”), consummated the transactions contemplated by that certain Arrangement Agreement and Plan of Merger, dated as of June 16, 2024, as amended by that certain Amendment No. 1 thereto, dated as of October 1, 2024 (as amended, the “Arrangement Agreement”), by and among Primo Water Corporation, a company existing under the laws of Ontario (“Primo Water”), Triton Water Parent, Inc., formerly a Delaware corporation (“BlueTriton”), the Company, formerly a wholly-owned subsidiary of BlueTriton, Triton Merger Sub 1, Inc., formerly a wholly-owned subsidiary of the Company (“Merger Sub”), and 1000922661 Ontario Inc., formerly a wholly-owned subsidiary of the Company (“Amalgamation Sub”). As contemplated by the Arrangement Agreement: (i) Amalgamation Sub acquired all of the issued and outstanding common shares, no par value (the “Primo Shares”), of Primo Water that were outstanding immediately prior to the effective time of the Arrangement (as defined below) (the “Effective Time”) (other than any Primo Shares held by Amalgamation Sub or any of its affiliates) in exchange for shares of Class A common stock, par value $0.01 per share (the “Class A common stock”), of the Company on a 1:1 basis, resulting in former owners of Primo Shares and former holders of Primo Equity Awards (as defined herein) holding shares of Class A common stock representing approximately 43% of the Fully Diluted Shares (as defined herein), followed immediately by an amalgamation of Primo Water and Amalgamation Sub, with the resulting amalgamated entity, named “Primo Water Corporation,” becoming a wholly-owned subsidiary of the Company (the “Arrangement”); (ii) immediately following completion of the Arrangement, Merger Sub merged with and into BlueTriton (the “Merger”), with BlueTriton surviving the Merger as a wholly-owned subsidiary of the Company; (iii) immediately following the Merger, and as part of one integrated transaction with the Merger, BlueTriton, as the surviving corporation in the Merger, merged with and into the Company (the “Subsequent Merger” and, together with the Merger, the “Mergers” and, collectively with the Arrangement, the “Transaction”), with the Company being the surviving corporation in the Subsequent Merger; (iv) in connection with the Subsequent Merger, each share of common stock of BlueTriton issued and outstanding immediately prior to the Merger (other than shares cancelled in accordance with the Arrangement Agreement) were converted into shares of Class A common stock or shares of Class B common stock, par value $0.01 per share (the “Class B common stock”), of the Company such that the sole shareholder of BlueTriton holds shares of Class A common stock and Class B common stock (collectively, the “Shares”) representing approximately 57% of the Fully Diluted Shares; and (v) as a result of the Transaction, Primo Water and Triton Water Intermediate, Inc., previously a wholly-owned subsidiary of BlueTriton, became wholly-owned subsidiaries of the Company.

Pursuant to the Arrangement, each option, whether vested or unvested (each, a “Primo Option”), to acquire Primo Shares granted pursuant to Primo Water’s 2018 Equity Incentive Plan or Amended and Restated Primo Water Corporation Equity Incentive Plan (collectively, and each as amended prior to the Effective Time, the “Primo Stock Plans”) or otherwise, which was outstanding immediately prior to the Effective Time, was automatically converted into, and thereafter evidences, an option to acquire Class A common stock in an amount equal to the number of Primo Shares previously underlying such Primo Option (each, a “Primo Brands Replacement Option”) at an exercise price per share equal to the per share exercise price of the Primo Option.

Pursuant to the Arrangement, each restricted stock unit, whether vested or unvested, with respect to Primo Shares subject to time-based vesting granted pursuant to the Primo Stock Plans or otherwise (each, a “Primo RSU”), which was outstanding immediately prior to the Effective Time, was automatically assumed and converted into a restricted stock unit award to acquire Class A common stock in an amount equal to the number of Primo Shares previously underlying such Primo RSU (each, a “Primo Brands Replacement RSU”). Each such Primo Brands Replacement RSU so assumed and converted continues to have, and is subject to, the same terms and conditions as applied to the Primo RSU immediately prior to the Effective Time.

Each restricted stock unit, whether vested or unvested, with respect to Primo Shares subject to performance-based vesting granted pursuant to the Primo Stock Plans or otherwise (each, a “Primo PSU” and, together with Primo Options, Primo RSUs, and other equity interests granted as compensation or otherwise in respect of service, whether or not granted pursuant to the Primo Stock Plans, collectively, the “Primo Equity Awards”), which was outstanding immediately prior to the Effective Time, was automatically assumed and converted into a restricted stock unit award to acquire Class A common stock in an amount equal to the number of Primo Shares previously underlying such Primo PSU based on progress against performance targets to date (each, a “Primo Brands Conversion RSU” and, together with the Primo Brands Replacement Options and Primo Brands Replacement RSUs, the “Primo Brands Replacement Awards”). Each such Primo Brands Conversion RSU has a time-based vesting period equal to the remaining performance period of such Primo PSU prior to the Effective Time.

As used herein, “Fully Diluted Shares” refers to the sum of (i) the aggregate number of shares of Class A common stock and Class B common stock issued and outstanding, plus (ii) the aggregate maximum number of shares of Class A common stock issuable in respect of any equity interests of the Company, including with respect to Primo Brands Replacement Options, Primo Brands Replacement RSUs, and Primo Brands Conversion RSUs, in each case, that are outstanding or deemed outstanding (and assuming the vesting in full of any of the foregoing subject to vesting or similar conditions).

The issuance of 160,395,812 shares of Class A common stock to the holders of Primo Shares in exchange for their Primo Shares and the issuance of Primo Brands Replacement Awards in exchange for Primo Equity Awards, respectively, in each case pursuant to the Arrangement, were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and such securities were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof.

In connection with the Transaction, the Class A common stock will be listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “PRMB.” As a result of the Transaction, the Company became the successor issuer to Primo Water pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Current Report on Form 8-K (this “Current Report”) establishes the Company as the successor issuer to Primo Water pursuant to Rule 12g-3(a) under the Exchange Act. Pursuant to Rule 12g-3(e) under the Exchange Act, the Class A common stock is deemed to be registered under Section 12(b) of the Exchange Act, and the Company is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

The foregoing description of the Arrangement Agreement is not complete and is qualified in its entirety by reference to the Arrangement Agreement and the amendment thereto, copies of which are filed as Exhibits 2.1 and 2.2, respectively, to this Current Report and which are incorporated herein by reference.

Item 1.01.	Entry into a Material Definitive Agreement.

Stockholders Agreement

Prior to the consummation of the Transaction, the Company entered into a Stockholders Agreement, dated as of November 7, 2024 (the “Stockholders Agreement”), by and between the Company and Triton Water Parent Holdings, LP, a Delaware limited partnership and the holder of all of the common stock of BlueTriton prior to the Transaction (the “Initial ORCP Stockholder”), setting forth certain governance and other rights of the Initial ORCP Stockholder and certain of its permitted transferees, referred to collectively as the “Sponsor Stockholders.” Certain governance and other rights set forth in the Stockholders Agreement are specific to the Sponsor Stockholders who are affiliated with One Rock Capital Partners, LLC, referred to collectively as the “ORCP Stockholders.”

Board of Directors

The Stockholders Agreement provides for the initial composition of the Company’s board of directors (the “Board”) as of the consummation of the Transaction, including that (i) C. Dean Metropoulos will serve as the initial non-executive chair of the Board for a two-year term and that (ii) Jerry Fowden will serve as the initial lead independent director of the Board. See Item 5.02 of this Current Report.

Consent Rights

Pursuant to the Stockholders Agreement, so long as the ORCP Stockholders own at least 30% of the Company’s outstanding Class A common stock and Class B common stock (collectively, the “common stock”), the ORCP Stockholders shall have consent rights over certain actions by the Company, including, but not limited to (and, in each case, subject to certain exceptions and materiality thresholds), the issuance of new equity securities, entry into or modifications of joint ventures or similar business agreements, acquisitions or divestitures, the declaration of certain dividends, the redemption or repurchase of equity securities, the incurrence of indebtedness or the designation of directors other than in accordance with the Amended and Restated Certificate of Incorporation (as defined herein). In addition, approval of 66 2/3% of the Board would be required for certain actions, including issuances of the Company’s equity securities to Sponsor Stockholders (except pursuant to their purchase rights), effecting a change of control, increasing or decreasing the Board size or board of directors of any subsidiary or committee thereof other than as specified in the Amended and Restated Certificate of Incorporation or initiating a voluntary liquidation or dissolution.

Furthermore, removing or replacing the Company’s Chief Executive Officer in the first year following the consummation of the Transaction will require approval of 66 2/3% of the Board.

Liquidity and Transfer Restrictions

From the consummation of the Transaction until the three-month anniversary of such date (such three-month period is referred to as the “Restricted Period”), the Sponsor Stockholders will be subject to a lockup that will restrict transfers of shares of Class A common stock, other than to certain permitted transferees, or in certain types of transactions in which the transferee agrees to be bound by the lockup.

The ORCP Stockholders have agreed that the first registered sale of Class A common stock by the ORCP Stockholders will be in the form of an underwritten non-shelf registered offering or an underwritten shelf takedown, unless the ORCP Stockholders conclude in good faith that conducting an underwritten offering would adversely impact the price or liquidity of such sale compared to other liquidity alternatives being considered by the ORCP Stockholders.

Registration Rights

After the expiration or waiver of the Restricted Period, the ORCP Stockholders may request that the Company conduct a registered offering of their Class A common stock, subject to certain conditions. The ORCP Stockholders and any other Sponsor Stockholder that beneficially owns 5% of the outstanding shares of Class A common stock may exercise piggyback rights to participate in any registered offering of Class A common stock conducted at their request or at the initiative of the Company.

The Company has agreed to file a shelf registration statement as promptly as practicable after the consummation of the Transaction to register the resale by the Sponsor Stockholders of their respective shares of Class A common stock from time to time. The ORCP Stockholders have the right to request a takedown offering of shares off of an effective shelf registration statement, and the ORCP Stockholders and any other Sponsor Stockholders that beneficially own greater than 5% of the outstanding shares of Class A common stock will have piggyback registration rights with respect to such a takedown.

Sponsor Stockholders who are not ORCP Stockholders, referred to as “Other Sponsor Stockholders”, and who own at least 10% of the outstanding shares of Class A common stock may request a registered takedown if the shares of Class A common stock to be sold by such Other Sponsor Stockholder have an aggregate market value of at least $50 million. Such a request will require the consent of the ORCP Stockholders during the first 18 months after the consummation of the Transaction, and in the case of an Other Sponsor Stockholder beneficially owning 20% or more of the outstanding shares of Class A common stock, will be limited to two demand registrations, or, in the case of an Other Sponsor Stockholder beneficially owning between 10% and 20% of the outstanding shares of Class A common stock, will be limited to one demand registration.

Purchase and Notice Rights

Pursuant to the Stockholders Agreement, so long as the ORCP Stockholders beneficially own at least 15% of the Class A common stock, the ORCP Stockholders will have the right to purchase their pro rata portion of any equity securities newly offered by the Company or any of its subsidiaries in a public or non-public offering of equity securities, other than in certain circumstances. The Company will be required to provide the ORCP Stockholders with written notice at least seven business days prior to any intended issuance of such new equity securities. The Company will also be required to provide the ORCP Stockholders with written notice at least five business days prior to any (i) issuance of additional shares of Class A common stock, including any issuances pursuant to an equity compensation plan; or (ii) repurchase of any shares of Class A common stock, including pursuant to a share repurchase program established by the Board.

Information Rights

For so long as a Sponsor Stockholder beneficially owns at least 5% of the outstanding shares of Class A common stock, the Company will provide such Sponsor Stockholder with annual, quarterly and monthly financial statements, an annual budget, and such other information and access as is reasonably requested.

Termination

The Stockholders Agreement will terminate: (i) as to any Sponsor Stockholder once such Sponsor Stockholder ceases to beneficially own any shares of common stock; (ii) as to any Sponsor Stockholder upon the election of such Sponsor Stockholder; or (iii) as to all parties upon the election of the ORCP Stockholders holding a majority of the outstanding shares of Class A common stock held by all Sponsor Stockholders.

This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Indemnification Agreements

Upon consummation of the Transaction, the Company entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in those agreements.

This summary is qualified in its entirety by reference to the full text of the form of indemnification agreement (“Indemnification Agreement”), which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Parent Guarantees

Upon consummation of the Transaction, the Company entered into guarantees of the payment obligations of Primo Water Holdings Inc. (the “Issuer”) with respect to (i) the 3.875% Senior Notes due 2028 issued pursuant to that certain Indenture, dated as of October 22, 2020, by and among the Issuer, the guarantors party thereto, BNY Canada, as Canadian trustee, BNY US, as U.S. trustee, and The Bank of New York Mellon, London Branch, as London paying agent, and (ii) the 4.375% Senior Notes due 2029 issued pursuant to that certain Indenture, dated as of April 30, 2021, by and among the Issuer, the guarantors party thereto, BNY Canada, as Canadian trustee, and BNY US, as U.S. trustee, paying agent, registrar, transfer agent, and authenticating agent.

This summary is qualified in its entirety by reference to the full text of the guarantees, which are attached hereto as Exhibits 4.9 and 4.10, respectively, and incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note of this Current Report is incorporated into this Item 2.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated into this Item 2.03 by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Prior to the consummation of the Transaction, Primo Shares were registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE. Prior to the consummation of the Transaction, the Primo Shares were also listed on the Toronto Stock Exchange (the “TSX”).

As a result of the Transaction, all of the issued and outstanding shares of Primo Water are held by the Company. Accordingly, on November 8, 2024, Primo Water notified the NYSE of its intent to remove its securities from listing on the NYSE and requested that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to report the delisting of Primo Water’s securities from the NYSE. It is expected that the NYSE will suspend trading of Primo Shares prior to market open on November 11, 2024, and shares of the Company’s Class A common stock are expected to commence trading on the NYSE under the symbol “PRMB” on November 11, 2024. It is expected that, on or around November 12, 2024, in accordance with Primo Water’s request, the NYSE will file a Form 25 with respect to the Primo Shares with the SEC in order to provide notification of such delisting of such securities under Section 12(b) of the Exchange Act. Primo Water intends to file a Form 15 with the SEC to terminate the registration of the Primo Shares under the Exchange Act and suspend its reporting obligations under Section 15(d) of the Exchange Act approximately ten days after the aforementioned filing of the Form 25.

In addition, as a result of the Transaction, it is expected that the Primo Shares will be delisted from the TSX soon after the closing of the Transaction (the “Closing”). Primo Water will apply to cease to be a reporting issuer in all jurisdictions in which it is a reporting issuer and, subject to the approval of the applicable securities commissions or similar authorities in Canada, will terminate its reporting obligations in Canada. As a result of the Transaction, the Company has become a reporting issuer (or the equivalent) in all of the provinces of Canada and is therefore subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Provided that all relevant conditions are met, the Company intends to apply to cease to be a reporting issuer under applicable Canadian securities laws.

The information set forth in the Introductory Note of this Current Report is incorporated into this Item 3.01 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with the Transaction, the Company issued, in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof, 160,395,812 shares of Class A common stock to the holders of Primo Shares in exchange for their Primo Shares on a 1:1 basis.

In connection with the Transaction, the Company issued, in each case, in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof the following securities, which may not be re-offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws:

•	154,105,789 shares of Class A common stock to the Initial ORCP Stockholder; and

•	64,512,579 shares of Class B common stock to the Initial ORCP Stockholder.

The information set forth in the Introductory Note of this Current Report is incorporated into this Item 3.02 by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

Upon consummation of the Transaction, the certificate of incorporation and bylaws of the Company were amended and restated in their entirety.

As a consequence of the amendment and restatement of the certificate of incorporation and bylaws of the Company, the rights of the holders of Primo Shares were modified. A comparison of the material differences between the rights of holders of Primo Shares and the rights of holders of Class A common stock under the amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) and amended and restated bylaws (the “Amended and Restated Bylaws”) was previously reported in Schedule P to Primo Water’s Definitive Proxy Statement filed with the SEC on October 7, 2024, which comparison is incorporated by reference herein in its entirety.

The information set forth in the Introductory Note, Item 1.01 pertaining to the Stockholders Agreement, Item 3.01, and Item 5.03 of this Current Report is incorporated into this Item 3.03 by reference.

This summary is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated by reference herein.

Description of Capital Stock

The following summary describes the Company’s capital stock and certain provisions of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Stockholders Agreement as well as the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to investors, is not intended to be complete, and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Stockholders Agreement, which are attached hereto as Exhibits 3.1, 3.2, and 10.1, respectively, and incorporated by reference herein.

General

The total amount of the Company’s authorized capital stock consists of (i) 800,000,000 shares of Class A common stock, par value $0.01 per share; (ii) 100,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).

The Board is authorized, without stockholder approval, except as required by the rules of the NYSE and subject to the rights granted to the ORCP Stockholders pursuant to the Stockholders Agreement, to issue additional shares of the Company’s capital stock.

As of November 8, 2024, the Company had approximately 873 holders of record of the Class A common stock and one holder of record of the Class B common stock, although there is a much larger number of beneficial holders of Class A common stock. The actual number of stockholders is greater than the number of record holders stated above, and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees. Of the authorized shares of the Company’s capital stock, 314,501,601 shares of Class A common stock were issued and outstanding, 64,512,579 shares of Class B common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

The Company has two classes of authorized common stock: Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights.

Voting Rights

Each holder of Class A common stock is entitled to one vote for each share of Class A common stock on each matter submitted to a vote of stockholders, except that, prior to the Beneficial Ownership Sunset Time (as defined in the Arrangement Agreement), the Initial ORCP Stockholder and any other investment funds affiliated with One Rock Capital Partners, LLC (collectively, “ORCP”), as well as ORCP’s affiliates, including any group (as defined in Rule 13d-3 of the Exchange Act) that includes ORCP or its affiliates (the “ORCP Group”) may not, collectively, vote more than 49% of the shares of Class A common stock then outstanding. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock on each matter submitted to a vote of stockholders, except that holders of Class B common stock will not be entitled to vote on the election, appointment, or removal of directors of the Company. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of the Company’s stockholders, unless otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation, and except that holders of Class B common stock will not be entitled to vote on the election, appointment, or removal of directors of the Company. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

if the Company were to seek to amend the Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the Company’s capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if the Company were to seek to amend the Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of the Company’s capital stock in a manner that affected holders adversely, then that class would be required to vote separately to approve the proposed amendment.

In addition, the affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then-outstanding voting stock will be required to take certain actions, including amending certain provisions of the Company’s certificate of incorporation, including the provisions relating to amending the Company’s bylaws and director or officer liability.

For so long as any shares of Class B common stock remain outstanding, the unanimous vote of the holders of shares of Class B common stock will be required to take certain actions, including amending the provisions of the Company’s certificate of incorporation relating to the equal treatment of the shares of Class B common stock and to the voting and conversion rights relating to the shares of Class B common stock.

Conversion Rights

The Amended and Restated Certificate of Incorporation provides that each share of Class B common stock may be converted into one share of Class A common stock at any time upon the election by the holder, provided that (i) at the Beneficial Ownership Sunset Time, all shares of Class B common stock shall automatically convert into an equal number of shares of Class A common stock and (ii) prior to the Beneficial Ownership Sunset Time, the Company will not effect any conversion of shares of Class B common stock into shares of Class A common stock that would result in any person, group, or their respective affiliates beneficially owning in excess of 49% of the shares of Class A common stock then outstanding after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Class A common stock beneficially owned by any such person, group, or any of their respective affiliates shall include the number of shares of Class A common stock issuable upon conversion of the shares of Class B common stock with respect to which such conversion is being requested, but shall exclude shares of Class A common stock that would be issuable upon (x) conversion of the remaining, unconverted shares of Class B common stock beneficially owned by such person, group, or any of their respective affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person, group or any of their respective affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in the Amended and Restated Certificate of Incorporation.

Once converted into shares of Class A common stock, the shares of Class B common stock will not be reissued.

Prior to the Beneficial Ownership Sunset Time, each share of Class A common stock held by the ORCP Group may be converted into one share of Class B common stock upon election of the applicable holder.

Consent Rights

Pursuant to the Stockholders Agreement, for so long as the ORCP Stockholders own at least 30% of the outstanding Shares, the prior written approval of the ORCP Stockholders will be required in order for the Company to do any of the following:

•	authorize, create, or issue any Shares or other equity securities, or securities convertible into equity securities, including the designation of preferred stock, other than:

•	issuances to the Company or its wholly-owned subsidiaries;

•	issuances of up to 3% of the outstanding equity securities of the Company or any of its subsidiaries;

•	issuances pursuant to an equity compensation plan that came into effect at the Closing or approved by the Board; or

•	upon the conversion of convertible securities outstanding at the Closing or approved pursuant to the above requirements;

•	enter into or materially amend any joint ventures or similar business alliances with a fair market value of greater than $200 million;

•	enter into or materially amend any agreement providing for the acquisition or divestiture of assets or securities providing for aggregate consideration in excess of $200 million;

•	declare or pay dividends to stockholders on a non-pro rata basis or in excess of $175 million in the aggregate in any fiscal year;

•

redeem or repurchase equity securities, other than (i) from a departing employee, officer, director, or independent contractor as contemplated by the applicable equity plan or award agreement; or (ii) in connection with the clawback of erroneously awarded compensation in compliance with SEC rules;

•

incur indebtedness for borrowed money that would cause the total net leverage ratio (as such term or equivalent term is customarily defined) of the Company to exceed 3.5x, other than (i) incurrences under the senior note indentures in existence at Closing; and (ii) incurrences made in the ordinary course of business under the BlueTriton credit agreements in existence at the Closing;

•

amend, modify, waive, or repeal any provision of the Stockholders Agreement or the organizational documents of the Company or any of its subsidiaries that adversely affects the powers, preferences, rights, or protections of the ORCP Stockholders or the Sponsor Nominees (as such term is defined in the Stockholders Agreement), increases the liability of a Sponsor Nominee, or adversely affects the Company’s ability to perform its obligations under the Stockholders Agreement;

•	designate a director to the Board other than in accordance with the Amended and Restated Certificate of Incorporation; and

•	enter into an agreement to do any of the foregoing.

Pursuant to the Stockholders Agreement, approval of 66 2⁄3% of the Board will be required in order for the Company to do any of the following:

•

issue Shares or other equity securities, including any preferred stock, to the Initial ORCP Stockholder and certain of its permitted transferees, other than to ORCP pursuant to its purchase rights described below under “—Purchase and Notice Rights”

•	enter into or effect a change of control (as defined in any of the senior note indentures in existence at Closing) or similar transaction;

•	increase or decrease the size of the Board or the board of directors of any subsidiary, or any committee thereof, other than as specified above; and

•	initiate a voluntary liquidation, dissolution, winding up, bankruptcy, or other insolvency proceeding of the Company or any of its material subsidiaries.

Furthermore, removing or replacing the Company’s CEO in the first year following the Closing will require approval of 66 2⁄3% of the Board.

Purchase and Notice Rights

Pursuant to the Stockholders Agreement, so long as the ORCP Stockholders beneficially own at least 15% of the shares of Class A common stock, the ORCP Stockholders will have the right to purchase their pro rata portion of any equity securities newly offered by the Company or any of its subsidiaries in a public or non-public offering of equity securities, other than in certain circumstances, including issuances of equity securities to directors, officers, employees, or consultants, issuances pursuant to equity incentive or similar benefits plans, issuances made as consideration for any acquisition by the Company or as part of a strategic partnership or commercial arrangement on an arms-length basis, issuances pursuant to a stock split, stock dividend, reclassification, reorganization, or similar event, issuances upon the conversion of shares of Class B common stock issued to the ORCP Stockholders, and issuances of shares of a subsidiary to the Company or a wholly-owned subsidiary of the Company. The Company is required to provide the ORCP Stockholders with written notice at least seven business days prior to any intended issuance of such new equity securities.

The Company is required to provide the ORCP Stockholders with written notice at least five business days prior to any (i) issuance of additional shares of Class A common stock, including any issuances pursuant to an equity compensation plan; or (ii) repurchase of any shares of Class A common stock, including pursuant to a share repurchase program established by the Board.

Information Rights

For so long as a Sponsor Stockholder beneficially owns at least 5% of the Class A common stock, the Company will provide such Sponsor Stockholder with annual, quarterly, and monthly financial statements, an annual budget, and such other information and access as is reasonably requested.

Fully Paid and Non-Assessable

All of the Company’s outstanding Shares are fully paid and non-assessable.

Preferred Shares

There are no shares of preferred stock outstanding. Under the terms of the Company’s Amended and Restated Certificate of Incorporation, the Board is authorized to direct the Company to issue shares of preferred stock in one or more series without stockholder approval, unless required by law or by any stock exchange, and subject to the rights granted to the ORCP Stockholders pursuant to the Stockholders Agreement. The Board has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.

Subject to the rights granted to the ORCP Stockholders pursuant to the Stockholders Agreement, the Board may authorize the issuance of shares of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Shares. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company that may otherwise benefit holders of Shares and may adversely affect the market price of the shares of Class A common stock and the voting and other rights of the holders of Shares. The Company has no current plans to issue any shares of preferred stock.

Stockholders Agreement

In connection with the Transaction, the Company entered into the Stockholders Agreement, pursuant to which the ORCP Stockholders have certain governance and other rights. The information set forth in Item 1.01 of this Current Report pertaining to the Stockholders Agreement is incorporated herein by reference.

Anti-Takeover Effects of Provisions of Delaware Law and the Company’s Organizational Documents

Certain provisions of Delaware law as well as the Company’s organizational documents, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. The Company believes that the benefits of increased protection of the Company’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.

Section 203 and Business Combinations

The Company has opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder. However, the Amended and Restated Certificate of Incorporation includes a prohibition on such business combinations with interested stockholders, with the following exceptions:

•

the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the Company and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

In general, the Amended and Restated Certificate of Incorporation defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the Company’s outstanding voting stock; provided, however, that an “interested stockholder” shall not include ORCP, certain persons to whom ORCP transfers Shares or any of their respective affiliates. The application of the above provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.

Dual-Class Stock

As described above in “ —Common Stock—Voting Rights,” the Amended and Restated Certificate of Incorporation provides for a dual-class common stock structure.

Board Vacancies

The Amended and Restated Certificate of Incorporation provides that, subject to the rights of holders of shares of preferred stock or the Stockholders Agreement, vacancies occurring on the Board for any reason may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders, except that prior to the Trigger Event (as defined in the Stockholders Agreement), any vacancies of a director nominated by a Sponsor Stockholder (if the size of the Board is not to be reduced as specified in the Amended and Restated Certificate of Incorporation) shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by the sole remaining director, or by the stockholders.

Pursuant to the Amended and Restated Certificate of Incorporation, for so long as the Initial ORCP Stockholder is entitled to nominate a number of Sponsor Nominees representing less than a majority of the directors of the Board, the Sponsor Stockholders beneficially owning at least 5% of the Company’s Class A common stock, together with the Unaffiliated Directors (as defined below), shall be entitled to mutually agree on any replacement of (including by filing a vacancy created by the resignation or removal of) the Mutually Agreed Director (as defined below) and any successive replacements thereof.

Pursuant to the Stockholders Agreement, a resolution adopted by 66 2⁄3% of the Board is required in order to increase or decrease the size of the Board other than in accordance with the provisions of the Amended and Restated Certificate of Incorporation. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

The Amended and Restated Certificate of Incorporation provides that at any time prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the Trigger Event, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders, and the Company’s stockholders do not have the right to act by written consent, except that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

The Amended and Restated Certificate of Incorporation further provides that special meetings of the stockholders may be called only by or at the direction of the Board or the chairperson thereof, except that prior to the Trigger Event, special meetings of stockholders may also be called by or at the direction of the Board or the chairperson thereof at the request of the ORCP Stockholders. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before annual or special meetings of stockholders or to nominate candidates for election as directors at annual or special meetings of stockholders. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before annual or special meetings of stockholders or from making nominations for directors at annual or special meetings of stockholders if the proper procedures are not followed. The Company expects that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Amendment of Organizational Documents Provisions

The Amended and Restated Certificate of Incorporation provides that Article VI (Board of Directors), Article VII (Stockholders), Article VIII (Liability), Article X (Amendment of the Certificate of Incorporation and Bylaws) and Article XI (DGCL Section 203 and Business Combinations) of the Amended and Restated Certificate of Incorporation may not be amended without the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the then-outstanding shares of voting stock entitled to vote thereon. From and after the Trigger Event, Section 6 of Article IV (Capital Stock) and Article IX (Certain Stockholder Relationships) of the Amended and Restated Certificate of Incorporation may not be amended without the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the then-outstanding shares of voting stock entitled to vote thereon.

Further, for so long as any shares of Class B common stock are outstanding, (i) any amendment to the voting or conversion rights of the shares of Class B common stock and any provisions relating to the equal treatment of shares of Class B common stock require both the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the unanimous vote of the holders of the outstanding shares of Class B common stock; and (ii) any other amendment to the terms of the shares of Class B common stock requires the unanimous vote of the holders of the outstanding shares of Class B common stock.

The Amended and Restated Certificate of Incorporation provides that the Board has the power to amend the Company’s bylaws without the consent or vote of the Company’s stockholders in any manner not inconsistent with Delaware law or the Amended and Restated Certificate of Incorporation.

The Amended and Restated Bylaws provide that the stockholders also have the power to amend such bylaws with, in addition to any vote required by law, the Amended and Restated Certificate of Incorporation or otherwise in the Amended and Restated Bylaws, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

Choice of Forum

The Amended and Restated Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit, or proceeding brought on the Company’s behalf; (ii) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any of the Company’s directors, officers, or stockholders to the Company or its stockholders; (iii) any action, suit, or proceeding asserting a claim against the Company arising pursuant to the DGCL or the Amended and Restated Certificate of Incorporation, or Amended and Restated Bylaws (as either may be amended from time to time); (iv) any action, suit, or proceeding asserting a claim against the Company that is governed by the internal affairs doctrine; or (v) any action in the right of the Company asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware. As a result, any action brought by any stockholder(s) with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

The Amended and Restated Bylaws also provide that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause or causes of action against the Company or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by the Company, its officers and directors, employees, and agents. Nothing in the Amended and Restated Bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action, the subject matter of which is within the scope described above, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of the Amended and Restated Bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although the Amended and Restated Bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although stockholders of the Company will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification Matters

The DGCL gives corporations the power to indemnify persons in connection with proceedings that are brought by reason of the fact such person was or is acting pursuant to his or her corporate status. The Amended and Restated Bylaws require the Company to indemnify (and advance expenses to) its directors, officers, and agents, to the fullest extent permitted by the DGCL.

The Amended and Restated Bylaws provide that the Company is required to indemnify any director or officer made a party or threatened to be made a party to any type of proceeding by reason of the fact that he or she is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding, unless such person instituted such proceeding not at the authorization in the specific case by the board of directors.

The Amended and Restated Bylaws provide that the Company is required to indemnify any employee or agent of the Company made a party or threatened to be made a party to any type of proceeding because he or she is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The Amended and Restated Bylaws also provide that the Company shall pay expenses (including attorneys’ fees) incurred by any director or officer and may pay the expenses (including attorneys’ fees) incurred by any employee or agent, in each case in defending any proceeding with respect to which indemnification may be provided. Further, the DGCL and the Amended and Restated Bylaws provide that the Company may purchase and maintain insurance on behalf of any director, officer, employee, or agent of the Company against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Company would have the power to indemnify such person against such liability.

The effect of these provisions is to restrict the Company’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is Computershare Trust Company N.A.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm.

On November 8, 2024 the Audit Committee of the Board dismissed Ernst & Young LLP (“E&Y”), BlueTriton’s independent registered public accounting firm prior to the consummation of the Transaction.

The report of E&Y on the consolidated balance sheet of BlueTriton, the Company’s accounting predecessor, as of December 31, 2023 and 2022, and the consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statements of shareholders’ equity, and consolidated statements of cash flows for the years ended December 31, 2023 and 2022 (successor), did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope, or accounting principles.

During the period from January 1, 2022 to December 31, 2023 and subsequent interim period through November 8, 2024, there were no disagreements between BlueTriton and E&Y on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in its report on BlueTriton’s financial statements for such period.

During the period from January 1, 2022 to December 31, 2023 and subsequent interim period through November 8, 2024, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided E&Y with a copy of the foregoing disclosures and has requested that E&Y furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of E&Y’s letter, dated November 8, 2024, is filed as Exhibit 16.1 to this Current Report.

(b) Appointment of independent registered public accounting firm.

Effective upon consummation of the Transaction, the Audit Committee of the Board approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm effective November 8, 2024. PwC was Primo Water’s independent registered public accounting firm prior to the Transaction. During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through November 8, 2024, neither BlueTriton nor anyone on its behalf consulted with PwC regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 5.01.	Changes in Control of Registrant.

Prior to the Effective Time, the Company was wholly owned by BlueTriton, which held 100 shares of common stock of the Company. In connection with the consummation of the Transaction, and as a result of the merger of Merger Sub with and into BlueTriton and the merger of BlueTriton with and into the Company, all of the outstanding shares of Class A common stock and Class B common stock are now held either directly or indirectly by the former holders of Primo Shares or the Initial ORCP Stockholder.

The information set forth in the Introductory Note of this Current Report is incorporated into this Item 5.01 by reference.

Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of the Company’s voting shares immediately following the Closing by:

•	each person who is known to be the beneficial owner of more than 5% of the Company’s voting shares;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors as a group.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The beneficial ownership of the Company’s voting securities is based on 314,501,601 shares of Class A common stock and 64,512,579 shares of Class B common stock, each issued and outstanding as of November 8, 2024.

Unless otherwise indicated, the address for each beneficial owner listed below is: (i) 1150 Assembly Drive, Suite 800, Tampa, Florida 33607 or (ii) 900 Long Ridge Road, Building 2, Stamford, Connecticut 06902.

	Class A Shares		Class B Shares		Combined Voting Power Percentage(1)
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage
5% Stockholders
Investment funds affiliated with One Rock(2)	154,105,789	49.0%	64,512,579	100.0%	57.7%
FMR LLC(3)	16,416,222	5.2%	—	—%	4.3%
BlackRock, Inc.(4)	16,115,097	5.1%	—	—%	4.3%

Directors and Executive Officers
Robbert Rietbroek(5)	—	—%	—	—%	—%
David Hass(6)	196,959	*	—	—%	*
Jason Ausher	—	—%	—	—%	—%

	Class A Shares		Class B Shares		Combined Voting Power Percentage(1)
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage
Robert Austin	—	—%	—	—%	—%
Marni Morgan Poe(7)	796,513	*	—	—%	*
Hih Song Kim	—	—%	—	—%	—%
C. Dean Metropoulos	—	—%	—	—%	—%
Britta Bomhard	56,515	*	—	—%	*
Susan E. Cates	66,369	*	—	—%	*
Eric J. Foss	18,445	*	—	—%	*
Jerry Fowden	1,285,972	*	—	—%	*
Billy D. Prim(8)	1,040,161	*	—	—%	*
Steven P. Stanbrook	103,735	*	—	—%	*
Kurtis Barker	—	—%	—	—%	—%
Michael Cramer	—	—%	—	—%	—%
Tony W. Lee(9)	154,105,789	49.0%	64,512,579	100.0%	57.7%
Kimberly Reed	—	—%	—	—%	—%
Joseph Rosenberg	—	—%	—	—%	—%
Allison Spector	—	—%	—	—%	—%
All directors and executive officers as a group (19 individuals)	157,728,889	50.1%	64,512,579	100.0%	58.6%

Notes:

*	Represents voting power of less than one percent.

(1)

Percentage of combined voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, voting together as a single class on all matters except the election of directors (for which only holders of the Class A common stock have voting rights). Each holder of Class A common stock will be entitled to one vote per share, and each holder of Class B common stock will be entitled to one vote per share, subject to the terms described in Item 3.03 pertaining to the description of capital stock.

(2)

Represents shares of Class A common stock and Class B common stock issued to the Initial ORCP Stockholder, Triton Water Parent Holdings, LP, upon Closing. ORCP III DE TopCo GP, LLC is the general partner of Triton Water Parent Holdings, LP. R. Scott Spielvogel and Tony W. Lee are the managing members of ORCP III DE TopCo GP, LLC and have or share voting and investment discretion with respect to the securities held of record by the Triton Water Parent Holdings, LP. As a result of these relationships, each of ORCP III DE TopCo GP, LLC, R. Scott Spielvogel and Tony W. Lee may be deemed to have or share beneficial ownership of the securities held directly by Triton Water Parent Holdings, LP. The principal business address of each of the entities and persons identified in this footnote is c/o One Rock Capital Partners, LLC, 45 Rockefeller Plaza, 39th Floor, New York, NY 10111.

(3)

Based on information reported in a Schedule 13G filed by FMR LLC on September 10, 2024 with the SEC. As reported in such filing, FMR LLC was the beneficial owner of 16,416,222 Primo Shares, with sole voting power with respect to 16,274,412 Primo Shares and sole dispositive power with respect to 16,416,222 Primo Shares. In connection with the consummation of the Transaction, the Primo Shares held by FMR LLC were exchanged on a 1:1 basis for 16,416,222 shares of Class A common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210, United States.

(4)

Based on information reported in a Schedule 13G/A filed by BlackRock, Inc. on January 24, 2024 with the SEC. As reported in such filing, BlackRock, Inc. was the beneficial owner of 16,115,097 Primo Shares, with sole voting power with respect to 14,865,876 Primo Shares and sole dispositive power with respect to 16,115,097 Primo Shares. In connection with the consummation of the Transaction, the Primo Shares held by BlackRock, Inc. were exchanged on a 1:1 basis for 16,115,097 shares of Class A common stock. The address of Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001, United States.

(5)	Amounts reported do not reflect unvested, time-based Primo Brands Replacement RSUs or Primo Brands Conversion RSUs that do not vest within 60 days of Closing.

(6)

Includes 22,700 shares of Class A common stock underlying Primo Brands Replacement Options exercisable within 60 days of Closing. Amounts reported do not reflect unvested, time-based Primo Brands Replacement RSUs or Primo Brands Conversion RSUs that do not vest within 60 days of Closing.

(7)

Includes 480,807 shares of Class A common stock underlying Primo Brands Replacement Options exercisable within 60 days of Closing. Amounts reported do not reflect unvested, time-based Primo Brands Replacement RSUs or Primo Brands Conversion RSUs that do not vest within 60 days of Closing.

(8)

Includes: (i) 1,071,915 shares of Class A common stock held by the Billy D. Prim Revocable Trust (as to which he has shared voting and investment power); (ii) 3,177 shares of Class A common stock held by the 2010 Irrevocable Trust fbo Jager Grayln Dean Bellissimo (as to which he has shared voting and investment power); and (iii) 3,177 shares of Class A common stock held by the 2010 Irrevocable Trust fbo Joseph Alexander Bellissimo (as to which he has shared voting and investment power).

(9)	Represents shares held by the Initial ORCP Stockholder as discussed further in footnote (2) above.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Resignation of Director

Immediately prior to the consummation of the Transaction, the resignation of R. Scott Spielvogel from the Board went into effect, and Mr. Spielvogel will not serve as a member of the Board following the consummation of the Transaction.

Appointment of Directors

Immediately prior to the consummation of the Transaction, each of the following individuals were appointed by the then-current Board and became members of the Board along with Tony W. Lee: (i) C. Dean Metropolous; (ii) Kurtis Barker; (iii) Britta Bomhard; (iv) Susan E. Cates; (v) Michael Cramer; (vi) Eric J. Foss; (vii) Jerry Fowden; (viii) Billy D. Prim; (ix) Kimberly Reed; (x) Robbert Rietbroek; (xi) Joseph Rosenberg; (xii) Allison Spector; and (xiii) Steven P. Stanbrook.

Resignation of Officers

Effective as of the consummation of the Transaction, R. Scott Spielvogel and Tony W. Lee resigned their positions as President and as Secretary and Treasurer, respectively, of the Company. Messrs. Lee and Spielvogel will not serve as executive officers of the Company following the consummation of the Transaction.

Appointment of Officers

Immediately upon consummation of the Transaction, the executive officers of the Company are: (i) Robbert Rietbroek, as Chief Executive Officer; (ii) David Hass, as Chief Financial Officer; (iii) Robert Austin, as Chief Operating Officer, (iv) Jason Ausher, as Chief Accounting Officer; (v) Marni Morgan Poe, as General Counsel & Corporate Secretary; and (vi) Hih Song Kim, as Chief Administrative Officer & Assistant Corporate Secretary.

Family Relationship

There are no family relationships between any members of the Board and any of the Company’s executive officers.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, a director employed by the Company cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if the Board affirmatively determines that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Ownership of a significant amount of the common stock, by itself, does not constitute a material relationship.

The Board has determined that each of Ms. Bomhard, Ms. Cates, Mr. Cramer, Mr. Foss, Mr. Fowden, Mr. Prim, and Mr. Stanbrook qualifies as an independent director in accordance with the rules of the NYSE. Under the rules of the NYSE, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of the Company’s employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with the Company. In addition, as required by the rules of the NYSE, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s relationships as they may relate to the Company and its management.

Composition of the Board

The business and affairs of the Company are managed by or under the direction of the Board, which is chaired by Mr. Metropoulos. When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies in order to provide an appropriate mix of experience and skills relevant to the size and nature of the business. The total number of directors constituting the Board shall be determined from time to time in the manner as set forth in the Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation also provides the Sponsor Stockholders with certain director designation rights for so long as the Sponsor Stockholders continue to own at least 5% of the Company’s issued and outstanding Class A common stock.

Pursuant to the Stockholders Agreement, among other things, the initial Board following the consummation of the Transaction shall be comprised of (i) seven directors designated for election to the Board by the Initial ORCP Stockholder (the “ORCP Designees”), (ii) seven directors designated for election to the Board by Primo Water (the “Unaffiliated Directors”), all but one of whom must qualify as “independent” under the listing standards of the NYSE, and (iii) one director who will be mutually agreed upon by the ORCP Stockholders and the Unaffiliated Directors (the “Mutually Agreed Director”). Each of Dean Metropoulos, Kurtis Barker, Michael Cramer, Tony W. Lee, Kimberly Reed, Joseph Rosenberg, and Allison Spector are the ORCP Designees. It is expected that the Mutually Agreed Director will be identified after conducting an executive search. The information set forth in Item 1.01 pertaining to the Stockholders Agreement is incorporated into this Item 5.02 by reference.

Committees of the Board

Upon consummation of the Transaction, the Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Sustainability Committee. Each committee will initially consist of three or four directors, including up to two ORCP Designees and two Unaffiliated Directors, each of whom shall be qualified to serve on the applicable committee under applicable law and stock exchange listing standards, and, taking into account any applicable transition provisions or exceptions, shall qualify as “independent” under applicable stock exchange listing standards and the rules and regulations of the SEC. For so long as the ORCP Stockholders have the right to nominate at least one ORCP Designee, the ORCP Stockholders will have the right to designate a number of members to each committee of the Board equal to the lesser of (i) two directors and (ii) the number of directors that is proportionate (rounding up to the whole director) to the number of ORCP Designees that the ORCP Stockholders are entitled to nominate to the Board pursuant to the terms of the Amended and Restated Certificate of Incorporation. The Audit Committee and Nominating and Governance Committee of the Board will each be chaired by an individual designated by the Unaffiliated Directors, and the Sustainability Committee and Compensation Committee of the Board will each be chaired by an ORCP Designee. In addition to these four standing committees, upon consummation of the Transaction, the Board also has an ad hoc Integration Committee consisting of four directors. The composition and responsibilities of each of the committees of the Board are described below.

Audit Committee

The Audit Committee of the Board (the “Audit Committee”) consists of three members, including Ms. Cates, Mr. Foss, and Mr. Rosenberg, with Ms. Cates serving as Chair, and each of whom satisfies the applicable independence requirements under the applicable stock exchange listing standards and the rules and regulations of the SEC, other than Mr. Rosenberg. The Audit Committee will transition to consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing rules. In addition, the Board has determined that Ms. Cates qualifies as an “audit committee financial expert,” as such term is defined under SEC rules. The Audit Committee is responsible for overseeing the Company’s corporate accounting and financial reporting process and assisting the Board in its oversight of (i) the integrity of the financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent auditor; (iv) the performance of the Company’s internal auditors and independent auditor; and (v) disclosure controls, internal controls over financial reporting, and compliance with ethical standards adopted by the Company. The Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining, and overseeing the work of the Company’s independent auditor;

•	discussing with the Company’s independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all permitted audit and non-audit services performed for the Company by its independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Audit Committee or exempt from such requirement under SEC rules);

•	reviewing and discussing the Company’s annual audited financial statements and quarterly financial statements with the Company’s management and its independent auditor;

•

overseeing the Company’s risk management activities, including holding periodic discussions with management regarding the Company’s guidelines and policies with respect to risk assessment, risk management, and major strategic, financial, and operational risk exposures such as fraud, cybersecurity, artificial intelligence, and data privacy matters, and environmental, competitive, and regulatory risks, and providing oversight and accountability with respect to the execution of appropriate plans to mitigate and/or address such risks; and

•

establishing procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) is composed of Mr. Cramer, Mr. Foss, Mr. Lee, and Mr. Stanbrook, with Mr. Cramer serving as Chair. The Board has determined that each member of the Compensation Committee qualifies as “independent” under the applicable stock exchange listing standards and the rules and regulations of the SEC, other than Mr. Lee. The Compensation Committee will transition to consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing rules. The purpose of the Compensation Committee is to, among other things, (i) discharge the responsibilities of the Board relating to compensation of the Company’s chief executive officer; (ii) discharge the responsibilities of the Board relating to compensation of “executive officers” as defined under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (“Executive Officers”); (iii) annually review and report to the Board on organizational structure and ensure that a succession plan for the chief executive officer and the Executive Officers of the Company has been developed; (iv) administer the Company’s incentive compensation and equity-based plans subject to Board approval; (v) review and discuss with management the Company’s Compensation Discussion and Analysis, and produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations; and (vi) review and discuss with management the Company’s key people management strategies and programs, including culture, diversity, and equity and inclusion initiatives, in furtherance of the Company’s environmental, social, and governance related strategies. Specific responsibilities of the Compensation Committee include, among other things:

•	reviewing and making recommendations to the Board regarding the cash and equity compensation, perquisites, evaluation, and employment agreements of the Company’s chief executive officer;

•

reviewing, considering the recommendations of the Company’s chief executive officer and the head of the Company’s human resources function, and establishing the annual compensation of the Executive Officers;

•	reviewing and approving grants for participants under the Company’s equity compensation plans; and

•	reviewing and recommending to the Board the compensation of non-employee directors.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board (the “Nominating Committee”) is composed of Mr. Fowden, Mr. Cramer, Mr. Prim, and Ms. Reed, with Mr. Fowden serving as Chair. The Board has determined that each member of the Nominating Committee qualifies as “independent” under the applicable stock exchange listing standards and the rules and regulations of the SEC, other than Ms. Reed. The Nominating Committee will transition to consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing rules. The purpose of the Nominating Committee is to, among other things, (i) identify individuals qualified to become members of the Board, consistent with criteria adopted by the Board; (ii) select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders; (iii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; (iv) oversee the evaluation of the Board; (v) monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies; and (vi) monitor and evaluate the Company’s compliance with applicable corporate governance laws and the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and governance policies;

Specific responsibilities of the Nominating Committee include, among other things and subject to the provisions of the Company’s organizational documents and the Stockholders Agreement:

•	establishing and articulating qualifications and selection criteria for members of the Board or any Board committee, in accordance with relevant law and applicable NYSE rules;

•	considering and making recommendations to the Board regarding the composition and chairmanship of the Board and its committees;

•	developing and making recommendations to the Board the Company’s corporate governance guidelines and monitoring, on behalf of the Board, the Corporation’s approach to governance issues; and

•	overseeing annual self-evaluations of the performance of the Board, including its individual directors and committees.

Sustainability Committee

The Sustainability Committee of the Board (the “Sustainability Committee”) is composed of Ms. Spector, Ms. Bomhard, Ms. Reed, and Mr. Stanbrook, with Ms. Spector serving as Chair. The purpose of the Sustainability Committee is to, among other things, assist the Board in discharging its oversight responsibility related to the Company’s policies and programs related to sustainability matters and strategy, such as climate change impacts, risks and opportunities, energy and natural resources conservation, environmental and supply chain sustainability, human rights, equity and inclusion, and other sustainability issues that are relevant and material to the Company.

Specific responsibilities of the Sustainability Committee include, among other things:

•

reviewing the governing documents and mandates of the Board committees and recommending changes as necessary in accordance with and with respect to sustainability policies, programs, practices, and related goals;

•	reporting on sustainability matters as required by all applicable mandatory disclosure requirements;

•

reviewing and assessing the adequacy and appropriateness of the sustainability policies, programs, practices, and related goals of the Company and recommending any proposed changes to the Board for approval; and

•	reviewing and assessing the Company’s initiatives and policies relating to the prevention and reduction of the risk of forced labor or child labor.

Integration Committee

The Integration Committee of the Board (the “Integration Committee”) is composed of Mr. Cramer, Mr. Foss, Mr. Stanbrook, and Mr. Rosenberg, with Mr. Cramer serving as Chair. The purpose of the Integration Committee is to, among other things, oversee the integration of the businesses of Primo Water and BlueTriton following the closing of the Transaction. Specific responsibilities of the Integration Committee include, among other things:

•

ensuring that the activities related to the integration of the businesses of Primo Water and BlueTriton following the closing of the Transaction align with the overarching strategic vision and priorities established by the Board;

•	monitoring and assessing integration milestones, deliverables, and timelines;

•	overseeing the integration of key business functions, including sales, marketing, finance, human resources, and operations, to ensure smooth operational transitions;

•	supporting efforts to blend organizational cultures, reinforcing the Company’s shared values, mission, and vision; and

•

identifying, evaluating, and addressing any risks associated with the integration process, including operational, financial, and regulatory risks, and ensuring appropriate mitigation strategies are in place.

Risk Oversight

The Board has extensive involvement in the oversight of risk management related to the Company and its business and accomplishes this oversight primarily through the Audit Committee. To that end, the Audit Committee will hold periodic discussions with management regarding the Company’s guidelines and policies with respect to risk assessment, risk management, and major strategic, financial, and operational risk exposures such as fraud, cybersecurity, artificial intelligence, and data privacy matters, and environmental, competitive, and regulatory risks. The Audit Committee will also receive regular updates regarding such risks and the steps management has taken to monitor and control any exposure resulting from such risks. On at least an annual basis, the Audit Committee will facilitate a discussion with the Board regarding the Company’s risk management function and the Company’s major strategic, financial and operational risk exposures and disclosures.

Code of Business Conduct and Ethics

Upon consummation of the Transaction, the Company adopted a Code of Business Conduct and Ethics (the “Ethics Code”) applicable to all of the Company’s directors, officers (including its principal executive officer, principal financial officer, and principal accounting officer), and employees that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Ethics Code. The Ethics Code is available on the Company’s website at www.primobrands.com under Investor Relations. The information available on or through such website is not part of this Current Report. If the Company were to ever amend or waive any provision of the Ethics Code that applies to its principal executive officer, principal financial officer, principal accounting officer, or any person performing similar functions, it intends to satisfy its disclosure obligations with respect to any such waiver or amendment by posting such information on its internet website set forth above rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the Executive Officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity, other than Primo Water, that has one or more executive officers serving on the Board or Compensation Committee. No interlocking relationship exists between any member of the Compensation Committee (or other committee performing equivalent functions) and any executive, member of the board of directors, or member of the compensation committee (or other committee performing equivalent functions) of any other public company.

In connection with the consummation of the Transaction, each of the Executive Officers and members of the Board entered into an indemnification agreement with the Company. The information set forth in Item 1.01 pertaining to the Indemnification Agreement is incorporated into this Item 5.02 by reference.

Executive and Director Compensation

The named executive officers of the Company are:

1. Robbert Rietbroek, Chief Executive Officer;

2. David Hass, Chief Financial Officer;

3. Robert Austin, Chief Operating Officer;

4. Jason Ausher, Chief Accounting Officer; and

5. Marni Morgan Poe, General Counsel & Corporate Secretary.

Messrs. Rietbroek, Hass and Ausher and Ms. Poe were employed by Primo Water during the fiscal year ending December 31, 2023. Mr. Austin was employed by BlueTriton during the fiscal year ending December 30, 2023. All compensation received by our named executive officers was received by their respective employer. The description of our named executive officers’ compensation from Primo Water (other than with respect to Mr. Ausher) is incorporated by reference from Schedule G to Primo Water’s definitive proxy statement on Schedule 14A filed with the SEC on October 7, 2024. The description of our named executive officers’ compensation from BlueTriton is incorporated by reference from Schedule H to Primo Water’s definitive proxy statement on Schedule 14A filed with the SEC on October 7, 2024. Mr. Ausher was an executive officer, but not a named executive officer, of Primo Water for the fiscal year ending December 30, 2023. As a result, Mr. Ausher’s compensation will commence being disclosed for the fiscal year ending December 31, 2024 (assuming he remains a named executive officer).

Compensatory Plans

Adoption of Primo Brands Corporation Equity Incentive Plan, Primo Brands Corporation Employee Share Purchase Plan, Legacy Primo Water Corporation 2018 Equity Incentive Plan, and Legacy Primo Water Corporation Equity Incentive Plan

In connection with but prior to the consummation of the Transaction, the Company adopted (i) the Primo Brands Corporation Equity Incentive Plan and (ii) the Primo Brands Corporation Employee Share Purchase Plan (the “ESPP”), in each case as of the Effective Time as described in Schedule H to Primo Water’s Definitive Proxy Statement filed with the SEC on October 7, 2024.

Under the Primo Brands Corporation Equity Incentive Plan, the Company may grant future awards of stock options, restricted shares, stock appreciation rights, restricted share units, performance shares, performance units, unrestricted shares, and other stock or cash-based awards to the Company’s employees, officers, directors, consultants, and advisors. The Primo Brands Corporation Equity Incentive Plan includes an initial reserve of 38,000,000 shares of Class A common stock authorized for issuance under the plan, subject to adjustment in connection with changes in capitalization, reorganization, and change in control events, which will automatically increase on the first day of each calendar year beginning on January 1, 2026 and ending on and including January 1, 2034 by an amount equal to the lesser of (1) 5% of the aggregate number of shares of Class A common stock and Class B common stock of the Company issued and outstanding on the day immediately preceding the applicable date, or (2) such smaller amount determined by the Board.

Under the ESPP, the Company offers eligible employees the opportunity to purchase shares of Class A common stock at a discounted price. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The ESPP includes an initial reserve of 7,600,000 shares of Class A common stock authorized for issuance, subject to adjustment in the event of changes in capitalization, reorganization, or other corporate transactions, which will automatically increase on the first day of each calendar year beginning on January 1, 2026 and ending on and including January 1, 2034 by an amount equal to the lesser of (i) 1% of the aggregate number of Class A common stock and Class B common stock issued and outstanding on the day immediately preceding the applicable date, or (ii) such smaller amount as determined by the Board. The ESPP is administered by the Compensation Committee, which has the authority to interpret the plan, determine eligibility, and make necessary adjustments to ensure compliance with applicable laws and regulations.

Additionally, as described in the Introductory Note, the Company assumed the outstanding equity awards under the Primo Water Corporation 2018 Equity Incentive Plan and Amended and Restated Primo Water Corporation Equity Incentive Plan, each as amended, and the employment inducement RSU award to Robbert Rietbroek each of which will be subject to substantially the same terms and conditions under the (i) Legacy Primo Water Corporation 2018 Equity Incentive Plan and (ii) Legacy Primo Water Corporation Equity Incentive Plan (together, the “Legacy Primo Water Corporation Equity Incentive Plans”).

Non-employee Director Compensation Policy

In connection with the consummation of the Transaction, the Company adopted the Primo Brands Corporation Non-Employee Director Compensation Policy pursuant to which non-employee directors of the Company may receive cash retainers or fees, and equity grants in connection with their performance of services. Each non-employee director may elect to receive shares of Class A common stock in lieu of cash compensation to which they would otherwise be entitled.

The Company expects to finalize executive compensation arrangements following the consummation of the Transaction.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Upon consummation of the Transaction, the certificate of incorporation and bylaws of the Company were amended and restated in their entirety.

The information set forth in Item 3.03 is incorporated into this Item 5.03 by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Prior to the consummation of the Transaction, the pre-closing Company board of directors submitted certain matters for the approval of the sole stockholder of the Company, including the adoption of the Amended and Restated Certificate of Incorporation, the adoption of the Amended and Restated Bylaws and the adoption of the Primo Brands Corporation Equity Incentive Plan, the Legacy Primo Water Corporation Equity Incentive Plans, the ESPP and the Primo Brands Corporation Non-Employee Director Compensation Policy, which matters were adopted by the sole stockholder of the Company prior to the Effective Time.

The information set forth in Items 3.03 and 5.02 is incorporated into this Item 5.07 by reference.

Item 8.01.	Other Events.

On November 8, 2024, the Company issued a press release announcing the completion of the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company uses its website as a channel of distribution of material company information. Information regarding Primo Brands Corporation, including press releases, investor presentations, and financial information, is routinely posted and accessible on the Company’s website at www.primobrands.com.

Item 9.01.	Financial Statements and Exhibits.

BlueTriton

Pursuant to General Instruction B.3 of Form 8-K, the (i) audited consolidated financial statements of BlueTriton as of December 31, 2023 and 2022, for the years ended December 31, 2023 and 2022 and for the periods from February 3, 2021 (date of incorporation) through December 31, 2021 (successor), and January 1, 2021 through March 31, 2021 (predecessor), including the independent auditor’s report, and (ii) management’s discussion and analysis of financial condition and results of operations for such periods, in each case, are not required to be filed again in this Current Report because such information was previously included in Primo Water’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 7, 2024.

The (i) unaudited interim consolidated financial statements of BlueTriton as of September 30, 2024 and for the three and nine month periods ended September 30, 2024 and 2023, and (ii) management’s discussion and analysis of financial condition and results of operations for such periods, are attached hereto as Exhibits 99.2 and 99.3, respectively, and are incorporated herein by reference.

(a) Financial Statements of Business Acquired.

Primo Water

Pursuant to General Instruction B.3 of Form 8-K, the (i) audited consolidated financial statements of Primo Water and the notes thereto for the fiscal years ended December 30, 2023, and December 31, 2022 and for each of the three years in the period ended December 30, 2023, including the independent registered public accounting firm’s report, and (ii) management’s discussion and analysis of financial condition and results of operations for such periods, in each case, are not required to be filed again in this Current Report because such information was previously included in Primo Water’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the SEC on February 28, 2024.

Pursuant to General Instruction B.3 of Form 8-K, the (i) unaudited interim consolidated financial statements of Primo Water as of September 28, 2024 and for the three and nine month periods ended September 28, 2024 and September 30, 2023, and (ii) management’s discussion and analysis of financial condition and results of operations for such periods, in each case, are not required to be filed again in this Current Report because such information was previously included in Primo Water’s Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2024, filed with the SEC on November 7, 2024.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of BlueTriton and Primo Water as of and for the nine months ended September 30, 2024 and for the year ended December 31, 2023 is attached hereto as Exhibit 99.4 and is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

2.1	Arrangement Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on June 18, 2024).

2.2	Amendment No. 1 to Arrangement Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on October 4, 2024).

3.1	Amended and Restated Certificate of Incorporation of Primo Brands Corporation.

3.2	Amended and Restated Bylaws of Primo Brands Corporation.

4.1	Indenture, dated as of October 22, 2020, by and among Primo Water Holdings Inc., as issuer, the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, and The Bank of New York Mellon, London Branch, as London paying agent, governing the 3.875% Senior Notes due 2028 (incorporated by reference to Exhibit 4.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on October 22, 2020).

4.2	Form of 3.875% Senior Note due 2028 (included as Exhibit A to Exhibit 4.1).

4.3	First Supplemental Indenture, dated as of October 24, 2023, by and among Primo Water Holdings Inc., Primo Water Financing One LLC, as a guarantor, BNY Trust Company of Canada, and The Bank of New York Mellon, to the Indenture, dated as of October 22, 2020, by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, and The Bank of New York Mellon, London Branch, as London paying agent (incorporated by reference to Exhibit 4.5 to Primo Water Corporation’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the SEC on February 28, 2024).

4.4	Indenture, dated as of April 30, 2021, by and among Primo Water Holdings Inc., as issuer, the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent, and authenticating agent, governing the 4.375% Senior Notes due 2029 (incorporated by reference to Exhibit 4.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on April 30, 2021).

4.5	Form of 4.375% Senior Notes due 2029 (included as Exhibit A to Exhibit 4.4).

4.6	First Supplemental Indenture, dated as of October 24, 2023, by and among Primo Water Holdings Inc., Primo Water Financing One LLC, as a guarantor, BNY Trust Company of Canada, and The Bank of New York Mellon, to the Indenture, dated as of October 22, 2020, by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, and The Bank of New York Mellon, London Branch, as London paying agent (incorporated by reference to Exhibit 4.5 to Primo Water Corporation’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the SEC on February 28, 2024).

4.7	Indenture, dated as of March 31, 2021, by and among Triton Water Holdings, Inc., as issuer, the guarantors party thereto, and Wilmington Trust, National Association, as trustee, governing the 6.250% Senior Notes due 2029.

4.8	Form of 6.250% Senior Notes due 2029 (included as Exhibit A to Exhibit 4.7).

Exhibit No.	Description

4.9	Guarantee of 3.875% Senior Notes due 2028 by Primo Brands Corporation.

4.10	Guarantee of 4.375% Senior Notes due 2029 by Primo Brands Corporation.

10.1	Stockholders Agreement.

10.2	Form of Indemnification and Advancement Agreement of Primo Brands Corporation.

10.3	Credit Agreement, dated as of March 6, 2020, by and among Primo Water Corporation, as parent borrower, Cott Holdings Inc. and Eden Springs Nederland B.V., as subsidiary borrowers, certain other subsidiary borrowers designated from time to time, Bank of America, N.A., as administrative agent, collateral agent, lead arranger, and bookrunner, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on March 10, 2020).

10.4	LIBOR Transition Amendment to Credit Agreement, dated September 23, 2021, by and among Primo Water Corporation, as parent borrower, and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to Primo Water Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2021 filed with the SEC on November 5, 2021).

10.5	Second LIBOR Transition Amendment to Credit Agreement, dated January 13, 2023, by and among Primo Water Corporation, as parent borrower, Bank of America, N.A., as administrative agent, and the lenders thereto (incorporated by reference to Exhibit 10.3 to Primo Water Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 1, 2023).

10.6	Third Amendment, dated as of July 11, 2024, by and among Primo Water Corporation, Bank of America, N.A., as administrative agent, and the financial institutions party thereto (incorporated by reference to Exhibit 2.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on July 15, 2024).

10.7*	First Lien Credit Agreement, dated March 31, 2021, by and among Triton Water Holdings, Inc., as borrower, Triton Water Intermediate, Inc., as holdings, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc., as collateral agent, and the lenders thereto.

10.8*	First Amendment to Credit Agreement, dated as of December 9, 2021, by and among Triton Water Intermediate, Inc., as holdings, Triton Water Holdings, Inc., as borrower, the guarantors party thereto, Morgan Stanley Senior Funding, Inc., Branch, as administrative agent and collateral agent, the lenders party thereto.

10.9*	ABL Revolving Credit Agreement, dated as of March 31, 2021, by and among Triton Water Holdings, Inc., as borrower, the other borrowers from time to time party thereto, Triton Water Intermediate, Inc., as holdings, Bank of America, N.A., as Administrative Agent, Bank of America, N.A., as collateral agent, issuing bank and the swing line lender and the lenders party thereto.

10.10	Primo Brands Corporation Equity Incentive Plan.

10.11	Primo Brands Corporation Employee Share Purchase Plan.

10.12	Legacy Primo Water Corporation 2018 Equity Incentive Plan.

10.13	Legacy Primo Water Corporation Equity Incentive Plan.

Exhibit No.	Description

10.14	Form of Restricted Share Unit Award Agreement with Time-Based Vesting under the Legacy Primo Water Corporation Equity Incentive Plans.

10.15	Form of Restricted Share Unit Award Agreement with Performance-Based Vesting under the Legacy Primo Water Corporation Equity Incentive Plans.

10.16	Form of Nonqualified Stock Option Agreement under the Legacy Primo Water Corporation Equity Incentive Plans.

10.17	Form of Nonqualified Stock Option Agreement under the Legacy Primo Water Corporation 2018 Equity Incentive Plan.

10.18	Legacy Primo Water Corporation Severance and Non-Competition Plan.

10.20	Employment Offer Letter to Marni Morgan Poe dated December 22, 2020 (incorporated by reference to Exhibit 10.11 to Primo Water Corporation’s Annual Report on Form 10-K filed on March 3, 2021).

10.21	Employment Offer Letter to Jason Ausher dated May 6, 2015, as amended on December 22, 2020 (incorporated by reference to Exhibit 10.7 to Primo Water Corporation’s Current Report on Form 10-K filed on March 1, 2023).

10.22	Employment Offer Letter to David Hass dated January 23, 2023 (incorporated by reference to Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed on January 24, 2023).

10.23	Offer Letter with Robbert Rietbroek, executed November 15, 2023 (incorporated by reference to Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed on November 15, 2023).

10.24	Employment Agreement, dated October 3, 2024, by and between Robert Austin and Primo Brands Corporation.

10.25	Form of Restricted Share Unit Award Agreement, by and between Primo Water Corporation and Robbert Rietbroek (incorporated by reference to Exhibit A to Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed on November 15, 2023).

10.26	Primo Brands Corporation Non-Employee Director Compensation Policy.

16.1	Letter from Ernst & Young LLP to the SEC.

21.1	Subsidiaries of Primo Brands Corporation.

99.1	Press Release, dated November 8, 2024.

99.2	Unaudited interim consolidated financial statements of Triton Water Parent, Inc. as of September 30, 2024 and for the three and nine month periods ended September 30, 2024 and 2023.

99.3	Management’s discussion and analysis of financial condition and results of operations of Triton Water Parent, Inc. for the three and nine month periods ended September 30, 2024 and 2023.

Exhibit No.	Description

99.4	Unaudited pro forma condensed combined financial information of Triton Water Parent, Inc. and Primo Water Corporation as of and for the nine months ended September 30, 2024 and for the year ended December 31, 2023.

99.5	Primo Brands Corporation Executive Incentive Compensation Recoupment Policy.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Primo Brands Corporation

Date: November 12, 2024	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
General Counsel and Corporate Secretary